Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-224188, 333-27173, 333-47006, 333-61716, 333-163524, 333- 171446, 333-173615, 333-173148, 333-187221 and 333-196543) and Form S-8 (Nos. 33-58479, 333- 28183, 33-65249, 333-52312, 333-65553, 333-67565, 333-79333, 333-79341, 333-160341, 333-160342, 333-160865, 333-167387 and 333-197811) of our reports dated April 1, 2019, relating to (1) the consolidated financial statements of Teligent, Inc. and subsidiaries (the “Company”), and (2) the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Parsippany, NJ
April 1, 2019